Exhibit 99.1

BIOLASE UPDATES FOURTH QUARTER REVENUE GUIDANCE

Record Fourth Quarter Revenue of Approximately $19 Million

SAN CLEMENTE, Calif., January 27 — BIOLASE Technology, Inc. (NASDAQ: BLTI - News), a medical technology company that develops, manufactures and markets lasers and related products focused on improving dental procedures, announced today an update to management’s revenue guidance and expenses for the fourth quarter ended December 31, 2004. Total revenue is estimated to be approximately $19 million for the fourth quarter and approximately $60 million for the full year.

The Company expects a loss for the fourth quarter and for the full year due to two principal factors. General and administrative expenses are estimated to be approximately $6 million for the fourth quarter. Included in this estimate are legal fees of approximately $2 million related to the recently resolved Diodem litigation and professional service costs of approximately $1 million, the majority of which are related to the Company’s Sarbanes-Oxley Section 404 implementation. Additionally, gross margins for the fourth quarter 2004 are expected to be similar to the third quarter 2004 primarily as a result of increased manufacturing costs related to the initial production of the Waterlase MD.

Robert E. Grant, President and CEO, commented, “We are pleased with the record revenue for the fourth quarter. Looking ahead, we are confident in the continued growth and adoption of our market leading technology. With the successful launch of the Waterlase MD, our refocused sales and marketing effort and the successful Diodem patent acquisition behind us, we believe the business is well positioned for a reacceleration of growth and profitability.”

The fourth quarter and year-end outlook announced today is preliminary and subject to change as a result of final review by management and the completion of the year-end audit. BIOLASE expects to report final fourth quarter and year-end results in late February.

Share Repurchase Update

During the fourth quarter, the Company substantially completed its share repurchase program with the repurchase of 438,500 shares at an average price of $6.76 per share.

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufactures and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This release call may contain forward-looking statements that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements in this release include statements regarding our expected revenue, gross margins, general and administrative expenses, legal fees, costs of Sarbanes-Oxley implementation, revenue growth and success of our technology, expectations about improved business in the future and market acceptance of our products. These statements speak only as of the date hereof, are based upon the information available to us now, are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Such information is subject to change, and we undertake no obligation to update such statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, our future operating results and expenses, anticipated cost savings as a result of the settlement of litigation, expectations about product development and licensing opportunities, variation in demand for our products; changes in the market acceptance of our products, introduction of new products by competitors, adverse market and political conditions, both in the United States and internationally, technological advancements in our target markets, availability and pricing of competing products and technologies, effectiveness of our expense and product cost control efforts, difficulties in managing our growth, if any, intellectual property disputes, natural disasters and other events beyond our control, as well as other factors detailed in our filings with the Securities and Exchange Commission.

For further information, please contact: Robert E. Grant, President & CEO, John W. Hohener, CFO, Scott Jorgensen, Director of Finance & Investor Relations, of BIOLASE Technology, Inc., +1-949-361-1200.